UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2011

DayStar Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34052	84-1390053
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 South Milpitas Boulevard

Milpitas, California 95035

(Address of Principal Executive Offices) (Zip Code)

(408) 582-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2011, Magnus Ryde resigned from his roles as Chief Executive Officer and as a member of the Board of Directors of DayStar Technologies, Inc. (“DayStar”) effective February 28, 2011.

The terms of Mr. Ryde’s separation agreement provides for the payment of all accrued and unpaid wages, unused unpaid time off and reasonable and necessary business expenses up through and including February 28, 2011, by the issuance of common stock of DayStar (the “Separation Shares”) priced at the closing price of DayStar’s common stock on February 25, 2011 upon execution of the separation agreement, in the aggregate payment amount of $200,000.00. Mr. Ryde’s separation agreement also provided for the extension of the exercise period for all of his options to February 28, 2012. The benefits provided under Mr. Ryde’s separation agreement are being provided in lieu of any benefits that Mr. Ryde may be entitled to receive under his Employment Agreement. A copy of the separation agreement entered into between DayStar and Mr. Ryde dated February 26, 2011 is attached hereto as

Exhibit 10.1 and is incorporated herein by reference.

In light of Mr. Ryde’s resignation, DayStar appointed Peter Lacey, Chairman of the Board of Directors of DayStar, to the additional position of Interim Chief Executive Officer of DayStar effective February 28, 2011. Concurrent with such appointment, Mr. Lacey resigned as a member of the DayStar Nominating and Governance Committee and Compensation Committee, as those committees are required to be comprised solely of independent members. Information regarding Mr. Lacey’s experience and other compensatory arrangements with DayStar can be found in DayStar’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on November 23, 2010.

A copy of the press release announcing the resignation of Mr. Ryde and appointment of Mr. Lacey is attached hereto as

Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Separation Agreement dated as of February 26, 2011, by and between DayStar Technologies, Inc. and Magnus Ryde.

99.1	DayStar Technologies, Inc. press release dated February 28, 2011 entitled “Daystar Announces Management Change”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: February 28, 2011	By	/s/ Christopher T. Lail
Christopher T. Lail
Chief Financial Officer